AMENDMENT TO
SUBADVISORY AGREEMENT

This Amendment, dated as of April 7, 2020, is to each Subadvisory Agreement, as amended and/or restated to date (each, an “Agreement”), by and between each Investment Manager (each, an “Investment Manager”) and corresponding Subadviser (each, a “Subadviser”) identified on Schedule A, each a registered investment adviser, with respect to each registered investment company (each, an “Investment Company”), on behalf of itself and, as applicable, its separate series (each, a “Series”) identified opposite the Investment Manager’s name on Schedule A.

WITNESSETH:

WHEREAS, each Investment Manager and corresponding Subadviser, and each Investment Company, on behalf of itself and, as applicable, each Series, wish to amend the applicable Agreement as provided herein; and

WHEREAS, the Board of Trustees of the Investment Company, including a majority of Trustees who are not interested persons (as defined in the Investment Company Act of 1940, as amended) of the Investment Company, approved the following amendment at a meeting on April 7, 2020.

NOW, THEREFORE, in consideration of the foregoing premises, the parties hereto agree that each Agreement is amended to include a new appropriately numbered paragraph/section, as applicable, at the end of the Agreement as follows:

Where the effect of a requirement of the 1940 Act reflected in any provision of the Agreement is revised by rule, interpretation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, interpretation or order.

[Signature page follows.]

IN WITNESS WHEREOF, this Amendment has been executed on behalf of each party as of the date set forth above.

Each Investment Manager listed on Schedule A

Franklin Advisers, Inc.

By: /s/ Edward D. Perks
Name: Edward D. Perks
Title:   President

Templeton Investment Counsel, LLC

By: /s/ Thomas J. Fisher
Name: Thomas J. Fisher
Title:   Executive Vice President

Each Subadviser listed on Schedule A

Franklin Templeton Institutional, LLC

By:  /s/ Thomas J. Fisher

Name: Thomas J. Fisher
Title:   President

Franklin Templeton Investment Management Limited

By: /s/ Martyn C. Gilbey
Name: Martyn C. Gilbey
Title:   Chief Executive Officer

            Templeton Global Advisors Limited

By: /s/ Alan Bartlett

Name: Alan Bartlett
Title:   President

Schedule A

Investment Company and Series	Investment Manager	Subadviser
Franklin Templeton Variable Insurance Products Trust
Franklin Allocation VIP Fund	Franklin Advisers, Inc.	Franklin Templeton Institutional, LLC Templeton Global Advisors Limited
Templeton Foreign VIP Fund	Templeton Investment Counsel, LLC	Franklin Templeton Investment Management Limited